Exhibit 14

MEMSIC, INC.

Code of Ethics Applicable to Chief Executive Officer, Chief Financial Officer, and Others

This Code of Ethics is intended and designed to promote full, fair, accurate, timely and understandable disclosure in the Company’s SEC filings and other public communications. The chief executive officer (“CEO”), President, and all senior financial personnel, including the chief financial officer (“CFO”) and controller, hold an especially important and elevated role in corporate governance. They are vested with both the responsibility and authority to protect, balance, and preserve the interests of all of the Company’s stakeholders, including shareholders, clients, employees, suppliers, and citizens of the communities in which business is conducted. They fulfill this responsibility by prescribing and enforcing the policies and procedures employed in the operation of the Company’s finance department, and by taking the following actions:

The CEO, President, CFO and senior financial personnel will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies that:

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Encourage professional integrity in all aspects of the finance department, by fostering responsible behavior and eliminating fear of reprisals or similar action from the finance department and the Company itself;

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Prohibit and eliminate the occurrence of conflicts between what is in the best interest of the Company and what is in the material personal interest of the CEO, President, CFO or members of the finance department;

•	Provide opportunities to and encourage members of the finance department to inform senior management of deviations in practice from policies and procedures governing honest and ethical behavior;

The CEO, President, CFO and senior financial personnel will establish and manage the Company’s reporting systems and procedures to provide a reasonable level of assurance that:

•	Business transactions are properly authorized and completely and accurately recorded on the Company’s books and records in accordance with GAAP and established Company financial policy;

•	The retention or proper disposal of Company records is in accordance with applicable legal and regulatory requirements; and

•	The financial reports of the Company are made in accordance with applicable laws.